SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                Amendment No. 10

                             Meade Instruments Corp.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    583062104
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                            ------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               January 11, 2007
                               ------------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

            Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 2 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hummingbird Management, LLC
                               (f/k/a Morningside Value Investors, LLC)
                                        IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   3,053,336
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               3,053,336
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,053,336
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    15.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================




------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 3 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   3,094,002
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 43,100 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               3,094,002
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 43,100 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,137,102
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    15.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================








------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 4 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Hummingbird Capital, LLC
                                   (f/k/a Morningside Capital, LLC)
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   3,053,336
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               3,053,336
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,053,336
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    15.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================






------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 5 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   841,722
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               841,722
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    841,722
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    LP
================================================================================







------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 6 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   888,336
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               888,336
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    888,336
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    LP
================================================================================






------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 7 of 10 Pages
------------------------                                   ---------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Hummingbird Concentrated Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,323,278
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,323,278
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,323,278
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    LP
================================================================================






------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 8 of 10 Pages
------------------------                                   ---------------------


            The following constitutes Amendment No. 10 ("Amendment No. 10") to the Schedule 13D filed by the undersigned related to the common stock (the "Common Stock") of Meade Instruments Corp., a Delaware corporation. This Amendment No. 10 amends the Schedule 13D as specifically set forth.


Items 3 and 5 are hereby amended and restated, as follows:


ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          As of January 17, 2007, Hummingbird has caused HVF, Microcap Fund, and Concentrated Fund to invest approximately $2,410,551, $2,550,953, and $3,915,948, respectively, in the Shares of the Issuer using their working capital. Mr. Sonkin has invested $115,090 in the Shares of the Issuer from his personal accounts.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF, Microcap Fund, and Concentrated Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Concentrated Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 3,053,336 Shares representing approximately 15.2% of the outstanding shares of the Issuer (based upon 20,086,355 shares of Common Stock outstanding as of November 30, 2006 as reported on Form 10-Q for the period ended August, 31, 2006. Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          Mr. Sonkin owns 40,666 Shares held in his and Mrs. Sonkin's IRA Accounts and has dispostive power over an additional 43,100 Shares held in IRA Accounts of various other parties and for which Mr. Sonkin disclaims beneficial ownership. As the managing member and control person of Hummingbird, Mr. Sonkin may also be deemed to have the sole voting and investment authority over the Shares beneficially owned by Hummingbird and, for purposes of Rule 13d-3, may be deemed to be the beneficial owner of 3,053,336 Shares representing approximately 15.2% of the outstanding shares of the Issuer, (and together with 40,666 Shares held in his and Mrs. Sonkin's IRA Accounts and 43,100 owned in IRA Accounts of various other parties over which he has dispostive power, an aggregate of 3,137,102 Shares, representing approximately
15.6% of the outstanding Share of the Issuer.) Mr. Sonkin disclaims any beneficial ownership of the Shares covered by this Statement, except by pecuniary interest in the 40,666 Shares owned by him and his wife personally.

          HC, as the general partner of each of HVF, Microcap Fund, and Concentrated Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Concentrated Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 3,053,336 Shares representing approximately 15.2% of the outstanding shares of the Issuer (based upon 20,086,355 shares of Common Stock outstanding as of November 30, 2006 as reported on Form 10-Q for the period ended August, 31,2006. HC disclaims any beneficial ownership of the Shares covered by this Statement.

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 9 of 10 Pages
------------------------                                   ---------------------

          HVF is the beneficial owner of 841,722 Shares or 4.2% of the outstanding shares of the Issuer.

          Microcap Fund is the beneficial owner of 888,336 Shares or 4.4% of the outstanding shares of the Issuer.

	  Concentrated Fund is the beneficial owner of 1,323,279 Shares or
6.6 of the outstanding shares of the Issuer.

	 Mr. Sonkin owns 43,100 shares of the issuer in his personal accounts, representing approximately 0.2% of the shares of the Issuer.


 	(c) Hummingbird caused HVF to effect transactions in the Shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
1/9/2007	open market purchase		 20,072 	1.994
1/10/2007	open market purchase		 21,683 	2.059
1/11/2007	open market purchase		 16,386 	2.063
1/12/2007	open market purchase		  8,000 	2.055




          Hummingbird caused the Microcap Fund to effect transactions in the Shares during the past 60 days as set forth below:

                                     NUMBER OF

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
1/9/2007	open market purchase		 21,183 	1.994
1/10/2007	open market purchase		 22,882 	2.059
1/11/2007	open market purchase		 17,293 	2.063
1/12/2007	open market purchase		 25,760 	2.063





	Hummingbird caused the Concentrated Fund to effect transactions in the Shares during the past 60 days as set forth below:

                                     NUMBER OF

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
1/9/2007	open market purchase		 31,554 	1.994
1/10/2007	open market purchase		 34,085 	2.059
1/11/2007	open market purchase		 25,760 	2.063
1/12/2007	open market purchase		 12,650 	2.055


	Mr. Sonkin has effected no transactions in his personal accounts during the past 60 days.

           (d)         Inapplicable.

           (e)         Inapplicable.

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 10 of 10 Pages
------------------------                                   ---------------------



                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  Janaury 17, 2007               HUMMINGBIRD MANAGEMENT, LLC
                                        (f/k/a Morningside Value Investors, LLC)

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member


                                        /s/ Paul D. Sonkin
                                        ----------------------------------------
                                        PAUL D. SONKIN


                                        HUMMINGBIRD VALUE FUND, L.P.

                                        By: Hummingbird Capital, LLC

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member


                                        HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                        By: Hummingbird Capital, LLC

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member


                                        HUMMINGBIRD CONCENTRATED FUND, L.P.

                                        By: Hummingbird Capital, LLC

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member



                                        HUMMINGBIRD CAPITAL, LLC
                                        (f/k/a Morningside Capital, LLC)

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member


                                        /s/ Paul D. Sonkin
                                        ----------------------------------------
                                        PAUL D. SONKIN